EXHIBIT 99.1

PRESS RELEASE
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FOR IMMEDIATE RELEASE Investor and Press Contact: Brian K. Finneran Executive Vice President & Chief Financial Officer (631) 208-2400	4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES AGREEMENT WITH FISERV
FOR A COMPREHENSIVE CORE SYSTEMS TRANSFORMATION AND A
 RELATED FOURTH QUARTER RESTRUCTURING CHARGE OF $1.4 MILLION

Riverhead, New York, December 23, 2015 — Suffolk Bancorp (the "Company") (NYSE – SCNB), parent company of Suffolk County National Bank (the "Bank"), today announced the execution of final agreements with Fiserv, Inc. pursuant to which the Company intends to convert its core banking platform and many of its ancillary products and services into Fiserv's comprehensive Premier suite of products and services. Relating to the upcoming core conversion, the Company also announced a fourth quarter 2015 restructuring charge of $1.4 million, largely for payments to terminate existing contracts with the provider of the current core system and other vendors and service providers.

President & CEO Howard C. Bluver stated: "We couldn't be more excited to be partnering with Fiserv and bringing the Premier system to our customers and employees. Like many community banks, we have, over many decades, layered numerous products and services on top of our core system, creating a complex technology environment that is difficult to manage and has made introducing new products and services challenging and inefficient. The Premier solution provides us with a scalable and flexible technology platform that will result in significant enterprise-wide business process improvements. Most importantly, it will create simplicity and uniformity for our customers so they experience the same look and feel no matter how they are transacting with us: online, mobile, at an ATM or in a branch.  Premier also aligns perfectly with our strategic growth plans, and its innovative products and service features will allow us to attract and service new customers as the Bank continues to expand into new markets.

"We are also pleased to be working closely with Fiserv's conversion management team that has successfully completed hundreds of core conversions over the past six years. We are well into the work needed to successfully convert and expect to go live with our new systems in the second quarter of 2016. We also expect the conversion to be positive from a financial standpoint once completed. Because we will be replacing numerous vendors and service providers with a single vendor that will support all delivery channels in an integrated way and with a much higher level of automation, future expense levels for data processing, software maintenance, equipment expense and depreciation will be positively impacted."

"SCNB has a clear vision for the future, and Fiserv has aligned with the bank's needs to help them get where they want to go," said Dave Wegman, General Manager Premier Solutions, Fiserv. "It's important to SCNB that customers can get everything they need as easily as possible, so they can get back to their busy lives. Fiserv is helping SCNB deliver on that promise by replacing custom interfaces to multiple disparate systems with a single, integrated cross-channel customer experience."

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp's wholly owned subsidiary. Organized in 1890, the Bank has 27 branch offices in Nassau, Suffolk and Queens Counties, New York. For more information about the Bank and its products and services, please visit www.scnb.com.

PRESS RELEASE December 23, 2015 Page 2 of 2

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995
Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified, that are beyond the Company's control and that could cause future results to vary materially from the Company's historical performance or from current expectations. These remarks may be identified by such forward-looking statements as "should," "expect," "believe," "view," "opportunity," "allow," "continues," "reflects," "typically," "usually," "anticipate," or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: increased capital requirements mandated by the Company's regulators; the Company's ability to raise capital; competitive factors, including price competition; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company's market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations or changes in law, regulations or regulatory practices; the Company's ability to attract and retain key management and staff; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.